057 Putnam Europe Equity Fund attachment
6/30/04 Annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds year ended June 30, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $21,655.

72DD1 (000s omitted)

Class A 	5,680
Class B	2,300
Class C	42

72DD2 (000s omitted)

Class M	431
Class R	--

73A1

Class A	0.28
Class B	0.152
Class C	0.12

73A2

Class M	0.204
Class R	0.279

74U1 (000s omitted)

Class A	17,382
Class B	13,199
Class C	307

74U2 (000s omitted)

Class M	1,368
Class R	--


74V1

Class A	18.05
Class B	17.40
Class C	17.88

74V2

Class M	17.84
Class R	18.03